Exhibit 23.5

                    CONSENT OF HABIF, AROGETI AND WYNNE, P.C.

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our report dated January 24, 2000 on the FSP Silverside Plantation Limited Partnership financial statements as of December 31, 1999 and for the year then ended and to all references of our Firm included in this registration statement.

Atlanta, Georgia
July 1, 2002